Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September 14, 2010, by and between MGM Resorts International (“Employer”, “we” or “us”), and William Hornbuckle (“Employee” or “you”).

1.

Employment.    We hereby employ you, and you hereby accept employment by us, as our Chief Marketing Officer to perform such executive, managerial or administrative duties as we may specify from time to time during the Specified Term (as defined in Section 2). In construing the provisions of this Agreement, the term “Employer”, “we” or “us” includes all of our subsidiary, parent and affiliated companies, but specifically excludes Tracinda Corporation, its stockholder or stockholders, and its subsidiaries.

2.

Term.    The term of your employment under this Agreement commences on September 14, 2010 and it terminates on September 13, 2013 (the “Specified Term”). Unless a new written employment agreement is executed by the parties, upon the expiration of the Specified Term, all terms and conditions of this Agreement will continue, except that the new Specified Term of the Agreement shall be three (3) months, which shall renew for successive three (3) month periods on each successive three (3) month anniversary, if the Agreement is not otherwise terminated pursuant to its terms.

3.

Compensation.    During the Specified Term, we shall pay you a minimum annual salary of $1,100,000, payable in arrears at such frequencies and times as we pay our other employees. You are also eligible to receive generally applicable fringe benefits commensurate with our employees in positions comparable to yours. We will also reimburse you for all reasonable business and travel expenses you incur in performing your duties under this Agreement, payable in accordance with our customary practices and policies, as we may modify and amend them from time to time. Your performance may be reviewed periodically. You are eligible for consideration for a discretionary raise, annual bonus, promotion, and/or participation in discretionary benefit plans; provided, however, whether and to what extent you will be granted any of the above will be determined by us in our sole and absolute discretion.

4.

Extent of Services.    You agree that your employment by us is full time and exclusive. You further agree to perform your duties in a competent, trustworthy and businesslike manner. You agree that during the Specified Term, you will not render any services of any kind (whether or not for compensation) for any person or entity other than us, and that you will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with your duties under this Agreement, without the approval of the Board of Directors of MGM Resorts International or the person or persons designated by the Board of Directors to determine such matters.

5.

Policies and Procedures.    You agree and acknowledge that you are bound by our policies and procedures as they may be modified and amended by us from time to time. In the event the terms in this Agreement conflict with our policies and procedures, the terms of this Agreement shall take precedence. As you are aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. You acknowledge that you have read and are familiar with our policies, procedures and manuals and agree to abide by them. Because these matters are of such importance to us, you specifically confirm that you are familiar with and will comply with our policies of prohibiting underage gaming, supporting programs to treat compulsive gambling, and promoting diversity in all aspects of our business.

6.

Licensing Requirements.    You acknowledge that we are engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, New Jersey, Michigan, Mississippi, Illinois, Macau S.A.R., and other jurisdictions in which we are engaged in a gaming business or where we have applied to (or during the Specified Term may apply to) engage in a gaming business. You shall apply for and obtain any license, qualification, clearance or other similar approval which we or any regulatory authority which has jurisdiction over us requests or requires that you obtain.

7.

Failure to Satisfy Licensing Requirement.    We have the right to terminate your employment under Section 10.1 of this Agreement if: (i) you fail to satisfy any licensing requirement referred to in Section 6 above; (ii) we are directed to cease business with you by any governmental authority referred to in Section 6 above; (iii) we determine, in our sole and exclusive judgment, that you were, are or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize our business, reputation or such licenses; or (iv) any of our licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of your employment by us or as a result of your actions.

8.	Restrictive Covenants

8.1

Competition.    You acknowledge that, in the course of performing your responsibilities under this Agreement, you will form relationships and become acquainted with Confidential Information. You further acknowledge that such relationships and the Confidential Information are valuable to us, and the restrictions on your future employment contained in this Agreement, if any, are reasonably necessary in order for us to remain competitive in our various businesses. In consideration of this Agreement and the compensation payable to you under this Agreement, and in recognition of our heightened need for protection from abuse of relationships formed or Confidential Information garnered before and during the Specified Term of this Agreement, you covenant and agree that, except as otherwise explicitly provided in Section 10 of this Agreement, if you are not employed by us for the entire Specified Term, then during the entire Restrictive Period you shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any Competitor. The terms “Confidential Information,” “Restrictive Period” and “Competitor” are defined in Section 22. Your obligations during the Specified Term and Restrictive Period under this Section 8.1 include but are not limited to the following:

8.1.1	You will not make known to any third party the names and addresses of any of our customers, or any other information pertaining to those customers.

8.1.2	You will not call on, solicit and/or take away, or attempt to call on, solicit and/or take away, any of our customers, either for your own account or for any third party.

8.1.3

You will not call on, solicit and/or take away, any of our potential or prospective customers, on whom you called or with whom you became acquainted during employment by us (either before or during the Specified Term), either for your own account or for any third party.

8.1.4

You will not approach or solicit any of our employees with a view towards enticing such employee to leave our employ to work for you or for any third party, or hire any of our employees, without our prior written consent, which we may give or withhold in our sole discretion.

8.2

Confidentiality.    You further covenant and agree that you will not at any time during or after the Specified Term, without our prior written consent, disclose to any other person or business entities any Confidential Information or utilize any Confidential Information in any way, including communications with or contact with any of our customers or other persons or entities with whom we do business, other than in connection with your employment hereunder.

8.3

Employer’s Property.    You hereby confirm that the Confidential Information constitutes our sole and exclusive property (regardless of whether you possessed or claim to have possessed any of such Confidential Information prior to the date hereof). You agree that upon termination of your active employment with us, you will promptly return to us all notes, notebooks, memoranda, computer disks, and any other similar repositories of Confidential Information (regardless of whether you possessed such Confidential Information prior to the date hereof) containing or relating in any way to the Confidential Information, including but not limited to the documents referred to on Exhibit A hereto. Such repositories of Confidential Information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Confidential Information.

8.4

Notice to Employer.    You agree to notify us immediately of any other persons or entities for whom you work or provide services during the Specified Term or within the Restrictive Period. You further agree to promptly notify us, during the Specified Term, of any contacts made by any Competitor which concern or relate to an offer to employ you or for you to provide consulting or other services.

9.	Representation and Additional Agreements. You hereby represent, warrant and agree that:

9.1

The covenants and agreements contained in Sections 4 and 8 above are reasonable in their geographic scope, duration and content; our agreement to employ you and a portion of the compensation and consideration we have agreed to pay you under Section 3 of this Agreement, are in partial consideration for such covenants and agreements; you agree that you will not raise any issue of the reasonableness of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements, and such covenants and agreements shall survive the termination of this Agreement;

9.2

The enforcement of any remedy under this Agreement will not prevent you from earning a livelihood, because your past work history and abilities are such that you can reasonably expect to find work in other areas and lines of business;

9.3	The covenants and agreements stated in Sections 4, 6, 7 and 8 of this Agreement are essential for our reasonable protection;

9.4	We have reasonably relied on your representations, warranties and agreements, including those set forth in this Section 9; and

9.5

You have the full right to enter into this Agreement and by entering into and performance of this Agreement, you will not violate or conflict with any arrangements or agreements you may have with any other person or entity.

9.6

You agree that in the event of your breach of any covenants and agreements set forth in Sections 4 and 8 above, we may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, you waive any claim that we have an adequate remedy at law.

10.	Termination.

10.1

Employer’s Good Cause Termination.    We have the right to terminate this Agreement at any time during the Specified Term hereof for Employer’s Good Cause (which term is defined in Section 22). Upon any such termination, we will have no further liability or obligations whatsoever to you under this Agreement except as provided under Sections 10.1.1, 10.1.2, and 10.1.3 below.

10.1.1

In the event Employer’s Good Cause termination is the result of your death during the Specified Term, your beneficiary (as designated by you on our benefit records) will be entitled to receive your salary for a three (3) month period following your death, such amount to be paid at regular payroll intervals.

10.1.2

In the event Employer’s Good Cause termination is the result of your Disability (which term is defined in Section 22), we will pay you (or your beneficiary in the event of your death during the period in which payments are being made) an amount equal to your salary for three (3) months following your termination, such amount to be paid at regular payroll intervals, net of payments received by you from any short term disability policy which is either self-insured by us or the premiums of which were paid by us (and not charged as compensation to you).

10.1.3

You or your beneficiary will be entitled to exercise your vested but unexercised stock options to acquire Company’s stock, stock appreciation rights (“SAR”) or other stock-based compensation (“Other Right”) as of the date of termination, if any, upon compliance with all of the terms and conditions required to exercise such options, SARs or Other Rights.

10.2

Employer’s No Cause Termination.    We have the right to terminate this Agreement on written notice to you in our sole discretion for any cause we deem sufficient or for no cause, at any time during the Specified Term. Upon such termination, our sole liability to you shall be as follows:

10.2.1

We will treat you as an inactive employee through the Specified Term and (i) pay your salary for the period remaining in the Specified Term, and (ii) maintain you as a participant in all health and insurance programs in which you and your dependents, if applicable, are then participating (as such programs may be changed by us from time to time for its employees in positions comparable to yours and subject to satisfying the eligibility requirements of such programs to the extent imposed by third party providers) through the first to occur of (x) the end of the Specified Term or (y) the date on which you become eligible to receive health and/or insurance benefits, as applicable from a new employer. However, you would not be eligible for flex or vacation time, discretionary bonus or new grants of stock options, SARs or Other Rights, but (subject to Section 10.5.1 of this Agreement, if applicable) you would continue to vest previously granted stock options, SARs or Other Rights, if any, for the shorter of twelve (12) months from the date you are placed in an inactive status or the remaining period of the Specified Term if you remain in inactive status for such period; and

10.2.2

You will be entitled to exercise your vested but unexercised stock options to acquire Company stock, SARs or Other Rights, if any, while you are on inactive status and upon termination of your inactive status, upon your compliance with all of the terms and conditions required to exercise such options, SARs or Other Rights.

Upon any such termination, you will continue to be bound by the restrictions in Section 8 above. Notwithstanding anything herein to the contrary, while you are in an inactive status, you may be employed by or provide consultation services to a non-Competitor, provided that we will be entitled to offset the compensation being paid by us during the Specified Term by the compensation and/or consultant’s fees being paid to you, and provided further, that we will not be required to continue to provide benefits to the extent that you are entitled to receive benefits from a third party. In addition, at any time after the end of the Restrictive Period, if you are in an inactive status, you may notify us in writing that you desire to terminate your inactive status (an “Employee Inactive

Termination Notice”) and immediately thereafter we will have no further liability or obligations to you, except under Section 10.2.2 above.

10.3

Employee’s Good Cause Termination.    You may terminate this Agreement for Employee’s Good Cause (which term is defined in Section 22). Prior to any termination under this Section 10.3 being effective, you agree to give us thirty (30) days’ advance written notice specifying the facts and circumstances of our alleged breach. During such thirty (30) day period, we may either cure the breach (in which case your notice will be considered withdrawn and this Agreement will continue in full force and effect) or declare that we dispute that Employee’s Good Cause exists, in which case this Agreement will continue in full force until the dispute is resolved in accordance with Section 12. In the event this Agreement is terminated under this Section 10.3, you will be entitled to exercise your vested but unexercised stock options to acquire Company stock, SARs or Other Rights, if any, upon your compliance with all the terms and conditions required to exercise such options, SARs or Other Rights, but you will have no further claim against us arising out of such breach. In the event of termination of this Agreement under Section 10.3, the restrictions of Section 8.1 shall no longer apply.

10.4

Employee’s No Cause Termination.    In the event you terminate your employment under this Agreement without cause, we will have no further liability or obligations whatsoever to you hereunder, except that you will be entitled to exercise your vested but unexercised stock options to acquire Company stock, SARs or Other Rights, if any, upon your compliance with all the terms and conditions required to exercise such options, SARs or Other Rights and all salary through the date of termination; provided, however, that we will be entitled to all of our rights and remedies by reason of such termination, including without limitation, the right to enforce the covenants and agreements contained in Section 8 and our right to recover damages.

10.5	Change in Control. In the event there is a Change in Control of Company (which term is defined in Section 22), then:

10.5.1

In the event this Agreement is terminated on or prior to the first anniversary of a Change of Control: (a) by us under Section 10.1 by reason of your death or disability or under Section 10.2 (Employer’s No Cause Termination) or (b) by you under Section 10.3 (Employee’s Good Cause Termination), then all of your options, SARs or Other Rights, if any, which would have vested but for such termination during the shorter of twelve (12) months of the date of termination or the remainder of the Specified Term shall become vested and immediately exercisable. However, so long as you remain employed by us after a Change of Control, your options, SARs or Other Rights would not be accelerated, and if your employment was terminated by us under Section 10.1 (Employer’s For Cause Termination), other than by reason of death or disability, or by you under Section 10.4 (Employee’s No Cause Termination), your stock options, SARs or Other Rights would be exercisable only to the extent they were exercisable at the date of termination.

10.5.2

If the Change of Control results from an exchange of outstanding common stock as a result of which the common stock of MGM Resorts International is no longer publicly held, then all your options to purchase common stock of MGM Resorts International, SARs and Other Rights will vest or be exercisable, as applicable, at the time or times they would otherwise have vested or been exercisable for the consideration (cash, stock or otherwise) which the holders of MGM Resorts International common stock received in such exchange. For example, if immediately prior to the Effective Date, you had vested and exercisable options to acquire 5,000 shares of MGM Resorts International’s common stock and the exchange of stock is one share of common stock of MGM Resorts International for two shares of common stock of the acquiring entity, then your options will be converted into options to acquire, upon payment of the exercise price, 10,000 shares of the acquiring entity’s common stock. If, in addition, you had vested but unexercisable stock options, at the time those options became exercisable, each option would, on exercise and payment of the exercise price, entitle you to receive two shares of the acquiring company’s common stock.

10.5.3

If the Change of Control results from a sale of MGM Resorts International’s outstanding common stock for cash with the result that MGM Resorts International’s common stock is no longer publicly held, then upon the Change of Control, all of your options to purchase common stock of MGM Resorts International, SARs and Other Rights that are vested on the date of such Change in Control will be cashed out within 30 days after such Change in Control for an amount of cash equal to the difference between the purchase price and the exercise price for the options, SARs or Other Rights. Any options, SARs or Other Rights that are not vested on the date of the Change in Control will continue to vest and become exercisable, as applicable, at the time or times they would otherwise have vested or been exercisable, and within 30 days after any option, SAR or Other Right becomes vested or exercisable, as applicable, it will be cashed out for an amount of cash equal to the difference between the purchase price and the exercise price for the options, SARs or Other Rights. For example, if immediately prior to the Change in Control, you have vested and exercisable options to acquire 2,000 shares of MGM Resorts International’s common stock at an exercise price of $35, and the purchase price for MGM Resorts International common stock was $40, then you would be entitled to receive $10,000 in full satisfaction of those vested options (2,000 shares times $5 per share). If, in addition, you had unvested stock options with an exercise price of $35 at the time of the Change in Control, at the time those options became vested, you would be entitled to receive $5, net of applicable taxes, for each option that became vested in full satisfaction of that option.

10.6

Survival of Covenants.    Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Section 10.3 with respect to the undertaking contained in Section 8.1, the covenants and agreements contained in Section 8 will survive a termination of this Agreement or of your employment, regardless of the reason for such termination.

10.7

Acknowledgement Concerning Options, Stock Appreciation Rights and Other Rights.    The parties acknowledge that the provisions contained herein with respect to stock options, SARs or Other Rights are only applicable to stock options, SARs or Other Rights, if any, which are granted to you contemporaneously with, or after the date of this Agreement. With respect to any other stock options, SARs or Other Rights, if any, granted to you prior to the date of this Agreement, such provisions herein shall not be applicable and the provisions originally governing such stock options, SARs or Other Rights shall remain in full force and effect and shall not be altered by this Agreement.

11.

Arbitration.    Except as otherwise provided in Exhibit B to this Agreement (which constitutes a material provision of this Agreement) disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit B.

12.

Disputed Claim.    In the event of any Disputed Claim (such term is defined in Section 22), such Disputed Claim shall be resolved by arbitration pursuant to Exhibit B. Unless and until the arbitration process for a Disputed Claim is finally resolved in your favor and we thereafter fail to satisfy such award within thirty (30) days of its entry, no Employee’s Good Cause exists for purposes of your termination rights pursuant to Section 10.3 with respect to such Disputed Claim. Nothing herein shall preclude or prohibit us from invoking the provisions of Section 10.2, or of our seeking or obtaining injunctive or other equitable relief.

13.

Severability.    If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions of this Agreement, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on you unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, you and we agree that the invalidated restrictions are retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. This Section 12 does not limit our rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by you of the enforceable provisions of this Agreement.

14.

No Waiver of Breach or Remedies.    No failure or delay on the part of you or us in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

15.

Amendment or Modification.    No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by you and a duly authorized member of our senior management. No consent to any departure by you from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of our senior management. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.

Governing Law.    The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, and except for Disputed Claims, the courts of the State of Nevada shall have exclusive jurisdiction over any claim with respect to this Agreement.

17.	Number and Gender. Where the context of this Agreement requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

18.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

19.	Assignment. This Agreement is personal to you and may not be assigned by you.

20.	Successors and Assigns. This Agreement shall be binding upon our successors and assigns.

21.

Prior Agreements.    This Agreement shall supersede and replace any and all other employment agreements which may have been entered into by and between the parties. Any such prior employment agreements shall be of no force and effect.

22.	Certain Definitions. As used in this Agreement:

“Change of Control” shall mean the first to occur of any of the following events:

(1)

Any “person” or “group” of persons (as such terms are used in §13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company’s principal stockholder as reflected in the Company’s Proxy Statement dated March 29, 2002 (the “Principal Stockholder”), the Principal Stockholder’s sole shareholder, members of the immediate family, as well as the heirs and legatees, of the Principal Stockholder’s sole shareholder and trusts or other entities for the benefit of such persons or affiliates of such persons (as such term “affiliates” is defined in the rules promulgated by the Securities and Exchange Commission) (the “Principal Stockholder Group”), becomes the beneficial owner (as that term is used in §13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote generally in the election of directors;

(2)	At any time, individuals who, at the date of this Agreement, constitute the Board of Directors of the Company, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of in excess of seventy five percent (75%) by the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(3)

Any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the Stock immediately prior to the consolidation or merger hold more than fifty percent (50%) of the Stock of the surviving corporation immediately after the consolidation or merger;

(4)	Any liquidation or dissolution of the Company; or

(5)

The sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Internal Revenue Code §1563) in which the Company is a member.

“Company” means MGM Resorts International.

“Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) one or more hotels; (iii) resort-style condominiums; (iv) convention or meeting facilities or (v) any retail or shopping venue in excess of 100,000 square feet, and which activities are in the State of Nevada or in or within a 150 mile radius of any other jurisdiction in which Employer is engaged in any such activities or proposes to engage in any such activities”.

“Confidential Information” means all knowledge, know-how, information, devices or materials, whether of a technical or financial nature, or otherwise relating in any manner to the business affairs of Employer, including without limitation, names and addresses of Employer’s customers, any and all other information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Employer, Employer’s casino, hotel, retail, entertainment and marketing practices, procedures, management policies, any trade secret, including but not limited to any formula, pattern, compilation, program, device, method, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain any economic value from its disclosure or use, and any other information regarding the Employer which is not already and generally known to the public, whether or not any of the foregoing is subject to or protected by copyright, patent, trademark, registered or unregistered design, and whether disclosed or communicated (in writing or orally) before, on or after the date of this Agreement, by Employer to Employee. Confidential Information shall also specifically include, without limitation, those documents and reports set forth on Exhibit A attached hereto and incorporated herein by this reference.

“Disputed Claim” means that Employee maintains pursuant to Section 10.3 that Employer has breached its duty to Employee and Employer has denied such breach.

“Employee’s Good Cause” shall mean (i) the failure of Employer to pay Employee any compensation when due, save and except a Disputed Claim to compensation; or (ii) a material reduction in the scope of duties or responsibilities of Employee or any reduction in Employee’s salary save and except a Disputed Claim.

“Employee’s Physician” shall mean a licensed physician selected by Employee for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Employer’s Good Cause” shall mean:

(1)

Employee’s death or disability; disability is hereby defined to include incapacity for medical reasons certified to by Employer’s Physician which precludes the Employee from performing the essential functions of Employee’s duties hereunder for a substantially consecutive period of six (6) months or more. (In the event Employee disagrees with the conclusions of Employer’s Physician, Employee (or Employee’s representative) shall designate an Employee’s Physician, and Employer’s Physician and Employee’s Physician shall jointly select a third physician, who shall make the determination);

(2)

Employee’s failure to abide by Employer’s policies and procedures, misconduct, insubordination, inattention to Employer’s business, failure to perform the duties required of Employee up to the standards established by the Employer’s senior management, or other material breach of this Agreement; or

(3)	Employee’s failure or inability to satisfy the requirements stated in Section 6 above.

“Employer’s Physician” shall mean a licensed physician selected by Employer for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Restrictive Period” means the twelve (12) month period immediately following any separation by Employee from active employment occurring during the Specified Term (or such shorter period remaining in the Specified Term should Employee separate from active employment with less than twelve (12) months remaining in the Specified Term).

23.

Employee acknowledges that MGM Resorts International is a publicly traded company and agrees that in the event there is any default or alleged default by Employer under the Agreement, or Employee has or may have any claims arising from or relating to the Agreement, Employee shall not commence any action or otherwise seek to impose any liability whatsoever against any person or entity in its capacity as a stockholder of MGM Resorts International (“Stockholder”). Employee further agrees that he shall not permit any party claiming through him, to assert a claim or impose any liability against any Stockholder (in its capacity as a Stockholder) as to any matter or thing arising out of or relating to the Agreement or any alleged breach or default by Employer.

24.	Section 409A.

24.1

This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If we determine in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty, or interest under Section 409A, the Compensation Committee and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by us of any particular tax effect to you under this Agreement.

24.2

“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, your “separation from service” as defined in Section 409A.

24.3	For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

24.4

With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made pursuant to our reimbursement policy but no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

24.5

If a payment obligation under this Agreement arises on account of your separation from service while you are a “specified employee” (as defined under Section 409A), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death.

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE – William Hornbuckle

/s/ William Hornbuckle

EMPLOYER – MGM Resorts International

/s/ James J. Murren
By:	James J. Murren, Chairman of the Board,
Chief Executive Officer and President

EXHIBIT A

Name of Report	Generated By
Including, but not limited to:

Arrival Report	Room Reservation
Departure Report	Room Reservation
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing

EXHIBIT B - ARBITRATION

This Exhibit B sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit B shall be considered to be a part of the Agreement.

1.

Except for a claim by either Employee or Employer for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement, the breach hereof, or Employee’s employment by Employer, including without limitation any claim involving the interpretation or application of the Agreement or wrongful termination or discrimination claims, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit B covers any claim Employee might have against any officer, director, employee, or agent of Employer, or any of Employer’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them. The promises by Employer and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.

Claims Subject to Arbitration.    This Exhibit B covers all claims arising in the course of Employee’s employment by Employer except for those claims specifically excluded from coverage as set forth in paragraph 3 of this Exhibit B. It contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justifiable under applicable state or federal law are covered by this Exhibit B. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees. Such claims may include, but are not limited to, claims for: wages or other compensation; breach of contract; torts; work-related injury claims not covered under workers’ compensation laws; wrongful discharge; and any and all unlawful employment discrimination and/or harassment claims.

3.

Claims Not Subject to Arbitration.    Claims under state workers’ compensation statutes or unemployment compensation statutes are specifically excluded from this Exhibit B. Claims pertaining to any of Employer’s employee welfare benefit and pension plans are excluded from this Exhibit B. In the case of a denial of benefits under any of Employer’s employee welfare benefit or pension plans, the filing and appeal procedures in those plans must be utilized. Claims by Employer for injunctive or other relief for violations of non-competition and/or confidentiality agreements are also specifically excluded from this Exhibit B.

4.

Non-Waiver of Substantive Rights.    This Exhibit B does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Employee’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit B, the undersigned Employee voluntarily agrees to arbitrate his or her claims covered by this Exhibit B.

5.

Time Limit to Pursue Arbitration; Initiation:    To ensure timely resolution of disputes, Employee and Employer must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim, or one year, whichever is shorter, except that the statute of limitations imposed by relevant law shall solely apply in circumstances where such statute of limitations cannot legally be shortened by private agreement. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that Employer and Employee are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit B, give written notice of a claim to the President of Employer with a copy to MGM Resorts International’s Executive Vice President and General Counsel. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

6.

Selecting an Arbitrator:    This Exhibit B mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

7.	Representation/Arbitration Rights and Procedures:

a.	Employee may be represented by an attorney of his/her choice at his/her own expense.

b.

The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit B shall provide for the broadest level of arbitration of claims between an employer and employee under Nevada law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.

The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.	The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.

The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.

The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Employee or Employer may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a posthearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.	Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

8.

Arbitrator’s Award:    The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.	Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit B and to enforce an arbitration award.

b.

In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Employee which is subject to arbitration under this Exhibit B, Employee hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Employee’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit B.

9.

Fees and Expenses:    Employer shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Employee is the party initiating the claim, Employee will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Employee is (or was last) employed by Employer. Employee and Employer shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

10.

The arbitration provisions of this Exhibit B shall survive the termination of Employee’s employment with Employer and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit B.

11.	The arbitration provisions of this Exhibit B do not alter or affect the termination provisions of this Agreement.

12.	Capitalized terms not defined in this Exhibit B shall have the same definition as in the Employment Agreement to which this is Exhibit B.

13.

If any provision of this Exhibit B is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit B. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT B IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT B CONSTITUTES A MATERIAL TERM AND CONDITION OF THE EMPLOYMENT AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT B, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by agreeing to the terms of this Exhibit B, they are waiving the right to pursue claims covered by this Exhibit B in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit B does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit B voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit B.

Employee further acknowledges that Employee has been given the opportunity to discuss this Exhibit B with Employee’s private legal counsel and that Employee has availed himself/herself of that opportunity to the extent Employee wishes to do so.

EMPLOYEE	EMPLOYER –MGM Resorts International

/s/ William Hornbuckle	/s/ James J. Murren
William Hornbuckle	By:	James J. Murren, Chairman of the Board, Chief Executive Officer and President